Exhibit (a)(5)(ii)

QATAR TELECOM (QTEL) TO BEGIN COORDINATED

TENDER OFFER FOR PT INDOSAT TBK

Doha, Qatar, January 17, 2009 — Qatar Telecom Q.S.C. (“Qtel”) is commencing this coming Tuesday, January 20, 2009, two concurrent tender offers in Indonesia and the United States for shares in PT Indosat Tbk (“Indosat”) (IDX: ISAT; NYSE: IIT).

The Company is offering to purchase up to 1,314,466,775 Series B Shares (“Series B Shares”) (including Series B Shares underlying American Depositary Shares (“ADSs”)) of Indosat, which is listed on both the Indonesian and New York stock exchanges. Together these shares represent about 24.19% of Indosat’s total issued and outstanding shares.

Priced at 7,388 Indonesian rupiahs per share (or the US dollar equivalent per ADS), the offer starts on Tuesday, January 20, 2009, and is scheduled to expire on February 18, 2009 simultaneously in Jakarta (3pm) and New York (3am), unless extended.

Qtel Group Chairman and Indosat President Commissioner H.E. Sheikh Abdullah Bin Mohammed Bin Saud Al Thani said: “We are pleased to be able to proceed with the tender offer at the start of the New Year. We look forward to a smooth completion of this process, which will put us in a strong position to push ahead with development plans for Indosat and build it into a leading regional telecoms company. This will not only enhance shareholder value, but ultimately benefit Indonesian consumers.”

The mandatory tender offers were triggered by Qtel’s earlier indirect acquisition of a 40.81 % stake in Indosat on June 22, 2008.

The Indonesian government has determined that Qtel’s total ownership will be limited to 65% of Indosat. Guided by this ruling, Qtel is thus offering to acquire an additional stake of up to approximately 24.19% of Indosat, after taking into account its existing 40.81% indirect stake in Indosat.

If more than 1,314,466,775 shares are validly tendered and not withdrawn in the offers, then proration rules will apply to ensure Qtel does not acquire more than 65% of Indosat’s shares.

The offers will be made through Indonesia Communications Pte. Ltd., a wholly-owned indirect subsidiary of Qtel, and are expected to be settled no later than fifteen (15) calendar days after they expire, estimated to be on March 5, 2009.

The tender offers are not subject to any conditions.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Series B Shares or ADSs of Indosat.

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Forward-looking Statements

Statements contained in this press release that are not historical facts may be “forward-looking” statements. To identify these forward-looking statements look for words like “believes”, “expects”, “may”, “will”, “should”, “seeks”, “intends”, “plans”, “projects”, “estimates”, or “anticipates” and similar words and phrases. These, and all forward-looking statements, are based on current expectations and necessarily are subject to risks and uncertainties which would cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, our ability to achieve our objectives and to maintain quality, resilience and service support. We caution readers not to rely on forward-looking statements, and we disclaim any intent or obligation to update these forward-looking statements.

Important Additional Information about the Tender Offer

All U.S. holders of Series B Shares and all holders of ADSs are urged to carefully read the disclosure documents that will be filed with the U.S. Securities and Exchange Commission (the “SEC”), including the tender offer statements on Schedule TO, in their entirety when they become available because they will contain important information. All U.S. holders of Series B Shares and all holders of ADSs will be able to obtain free copies of any such documents filed by Qtel with the SEC through the web site maintained by the SEC at www.sec.gov. Free copies of the U.S. disclosure documents can also be obtained by directing a request to Qtel’s Information Agent for the U.S. Offer, BNY Mellon Shareowner Services, at (877) 289-0143 (toll-free) or +1-201-680-3285 (outside the United States) or +1-201-680-3285 (banks and brokers), and free copies of the Indonesian disclosure documents can be obtained by directing a request to Qtel’s Share Tender Agent for the Indonesian Offer, PT Danareksa Sekuritas, at +62-21-350 9888.

In connection with the offers by Qtel, Indosat will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9. Indosat security holders should read carefully the Solicitation/Recommendation Statement on Schedule 14D-9 (including any amendments or supplements thereto) prior to making any decisions with respect to Qtel’s offers because it contains important information. Investors and security holders may obtain free copies of the documents filed with the SEC by Indosat, including the Solicitation/Recommendation Statement on Schedule 14D-9 and the related amendments or supplements thereto, through the web site maintained by the SEC at www.sec.gov.
Press Contacts
For Qtel	International PR	Indonesia PR
Nick Swierzy	Diana Footitt	Dian Safitri
+974 559 9686	+852 9183 0667	+62 811 852 004
NSwierzy@qtel.com.qa	diana.footitt@fd.com	dian.safitri@inkemaris.com
	Laurel Teo	Armand Maris
	+65 8228 1061	+62 812 825 0440
	laurel.teo@fd.com	armand.maris@inkemaris.com